CONSENT OF EXPERT

The undersigned hereby consent to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of their technical report titled "NI 43-101 Technical Report on the 2021 Ruby Hill Mineral Resource Estimate, Eureka County, Nevada, USA" with an effective date of July 31, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration  Statement on Form F-10 and any amendments or supplements thereto filed by i-80 Gold Corp. with the United States Securities and Exchange Commission.

/s/ Raymond H. Walton
Raymond H. Walton

June 21, 2024